Exhibit 99.1

EverBank Financial Corp Announces First Quarter 2012 Financial Results

JACKSONVILLE, FL, May 23, 2012 - EverBank Financial Corp (NYSE: EVER) (“EverBank” or the “Company”) announced today its financial results for the quarter ended March 31, 2012.

“After our successful initial public offering completed this month, in which we raised approximately $200 million of growth capital, we are pleased to report strong earnings and continued asset growth in the first quarter,” said Robert M. Clements, Chairman and Chief Executive Officer. “Our results highlight our ability to deliver solid performance while continuing to make investments in our business infrastructure to support future growth. We are very excited about our position in the marketplace and plan to leverage our nationwide core businesses in lending, banking and investing to deepen customer relationships and maximize franchise value.”

Key Highlights

•

GAAP net income was $11.8 million for the first quarter of 2012, compared to $9.4 million for the first quarter of 2011. GAAP diluted earnings per share (“EPS”) was $0.08 for the first quarter of 2012, compared to $0.09 for the first quarter of 2011.

•

Adjusted net income was $27.3 million for the first quarter of 2012, compared to $24.5 million for the first quarter of 2011. Adjusted diluted EPS was $0.28 for the first quarter of 2012, as compared to $0.25 for the first quarter of 2011.

•	Total loans and leases held for investment were $7.2 billion at March 31, 2012, up $0.8 billion, or 12%, from December 31, 2011.

•	Loans and leases originated were $2.2 billion for the first quarter.

•	Deposits were $10.6 billion at March 31, 2012, up $0.3 billion, or 3%, for the quarter and $0.9 billion, or 9%, year over year.

•	Our adjusted non-performing assets as a percentage of total assets was 1.63% at March 31, 2012, down from 1.86% at December 31, 2011.

•	Tangible book value per as converted common share was $10.40 at March 31, 2012, excluding accumulated other comprehensive income, it was $11.35, up 5% year over year.

•	We completed the acquisition of MetLife Bank’s Warehouse Finance business on April 2, 2012 which included approximately $350 million of loans outstanding.

“All of our asset origination platforms had strong performance in the first quarter,” said W. Blake Wilson, President and Chief Operating Officer. “The addition of MetLife Bank’s Warehouse Finance business following the quarter will further diversify our origination capabilities and continue to drive our sustained growth.”

Balance Sheet

Continued Balance Sheet Growth

Total assets increased by $0.8 billion, or 6%, to $13.8 billion at March 31, 2012, from $13.0 billion at December 31, 2011, and by $1.9 billion, or 16%, from $11.9 billion at March 31, 2011. Our interest-earning assets for the first quarter 2012 were largely comprised of:

•	Residential loans held for investment which increased by 37% to $4.5 billion from the first quarter of 2011;

•	Commercial loans and leases which increased by 13% to $1.8 billion from the first quarter of 2011;

•	GNMA pool buyouts which increased by 68% to $2.7 billion from the first quarter of 2011; and

•	Investment securities which decreased by 22% to $2.2 billion from the first quarter of 2011.

Loan Origination and Portfolio Activities

Organic originations of residential loans, commercial loans and leases totaled $2.2 billion for the first quarter of 2012.

Deposit and Other Funding Sources

Total deposits grew by $0.3 billion, or 3%, to $10.6 billion at March 31, 2012 from $10.3 billion at December 31, 2011, and by $0.9 billion, or 9%, from $9.7 billion at March 31, 2011. At March 31, 2012, our deposits were comprised of the following:

•	Non-interest bearing accounts were $1.4 billion or 13% of total deposits;

•	Interest-bearing checking accounts were $2.1 billion or 20% of total deposits;

•	Savings and money market accounts were $3.8 billion or 36% of total deposits;

•	Global markets money market and time accounts were $1.3 billion or 13% of total deposits; and

•	Time deposit accounts, excluding global markets, were $1.9 billion or 18% of total deposits.

Total other borrowings were $1.7 billion at March 31, 2012, compared to $1.3 billion at December 31, 2011, as a result of an increase in term Federal Home Loan Bank advances to fund continued loan growth and to take advantage of historically low long-term borrowing rates.

Credit Quality

Our adjusted non-performing assets as a percentage of total assets decreased to 1.63% at March 31, 2012 from 1.86% at December 31, 2011. We recorded provision for loan and lease losses of $11.4 million at March 31, 2012, which is a decrease of $6.7 million when compared to the first quarter of 2011. Net charge-offs during the first quarter of 2012 declined to $10.9 million from $22.1 million in the first quarter of 2011. On an annualized basis, net charge-offs were 0.65% of total average loans and leases held for investment outstanding for the first quarter of 2012 in comparison to 1.45% for the first quarter of 2011.

Capital Strength

Total shareholder’s equity was $995 million at March 31, 2012 compared to $968 million at December 31, 2011. The bank’s Tier 1 (core) capital ratio was 7.7% and total risk-based capital ratio was 15.2% at March 31, 2012.

In addition, we completed our initial public offering on May 8, 2012 which raised approximately $200 million of growth capital.

Income Statement Highlights

Net Interest Income

For the first quarter of 2012, net interest income increased by $1.9 million to $115.6 million from $113.7 million for the first quarter of 2011. This increase in net interest income was attributable to a decrease in interest expense of $6.6 million, partially offset by a decrease in interest income of $4.6 million. Our net interest margin decreased to 3.97% for the first quarter of 2012 from 4.33% for the first quarter of 2011. The primary driver of the decrease in net interest margin was a reduction in accretion income partially offset by a reduction in deposit and borrowing interest expense.

Noninterest Income

Noninterest income for the first quarter of 2012 increased by $7.3 million, or 11%, to $73.2 million compared to the same period in 2011. This increase was driven by production revenues and gain on sale of loans which increased by $35.7 million to $55.6 million. This was partially offset by a decrease in net loan servicing income which decreased $25.0 million to $1.1 million. Net loan servicing income includes a non-cash MSR impairment of $15.1 million as well as elevated amortization expense of $29.3 million. These changes were primarily related to an increase in residential lending volume of $0.7 billion to $1.9 billion and related pay-off activity.

Noninterest Expense

Noninterest expense for the first quarter of 2012 increased by $13.6 million, or 9%, to $158.8 million from $145.2 million in the first quarter of 2011. The increase in noninterest expense was primarily attributable to an increase in salaries, commissions and employee benefits as well as occupancy and equipment expense. Salaries, commissions and employee benefits increased by $9.2 million, or 16%, in the first quarter of 2012 compared to the same period in 2011, due primarily to increases in staffing and higher variable commission expenses in our Mortgage Banking segment. Credit related general and administrative expenses were $22.8 million in the first quarter of 2012, which continue to be at elevated levels.

Our adjusted consolidated efficiency ratio was 75% for the first quarter of 2012 or 64% when also excluding credit-related expenses included in noninterest expense. The efficiency ratio for our Banking and Wealth Management segment was 45% for the first quarter of 2012 or 39% when excluding credit-related expenses included in noninterest expense.

Income Tax Expense

Our effective tax rate for the first quarter of 2012 was 36.4%, compared to 42.1% for the first quarter of 2011. This decline in the effective tax rate was due to additional income tax expense during the first quarter of 2011 related to the revaluation of the net unrealized built-in losses associated with the Company’s 2010 acquisition of Tygris Commercial Finance Group, Inc.

Segment Analysis

•	Banking and Wealth Management adjusted pre-tax income was $65.2 million, including other credit-related expenses, foreclosure and OREO expenses of $7.8 million.

•	Mortgage Banking adjusted pre-tax income was $5.3 million, including other credit-related expenses, foreclosure and OREO expenses of $15.0 million.

•	Corporate Services had an adjusted pre-tax loss of $27.1 million.

Forward Looking Statements

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and which may cause our actual results and performance to be materially different from the future results or performance expressed or implied by such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions in the United States and in the geographic regions and communities we serve; risks related to liquidity; changes in interest rates; risk of higher lease and loan charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; concentration of mass-affluent customers and jumbo mortgages; hedging strategies; risks related to securities held in our securities portfolio; delinquencies on our equipment leases and reductions in the resale value of leased equipment; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-

sponsored mortgage programs; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.

For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.

Conference Call and Webcast

The Company will host a conference call at 8:30 a.m. Eastern Time on Thursday, May 24, 2012 to discuss its first quarter 2012 results. Dial-in number is 1-877-941-2068 and the U.S. toll-free dial-in number is 1-480-629-9712, passcode is 4540248. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at www.abouteverbank.com/ir.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. Eastern Time on May 24, 2012 until Noon Eastern Time on May 30, 2012. The replay dial-in number is 1-877-870-5176 and the U.S. toll-free replay dial-in number is 1-858-384-5517, replay passcode is 4540248.

About EverBank Financial Corp

EverBank Financial Corp provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $13.8 billion in assets and $10.6 billion in deposits as of March 31, 2012. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses. EverBank provides services to customers through websites, over the phone, through the mail and at its Florida-based financial centers. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact

Justine Navaja

646.756.3702

everbank@shiftcomm.com

Investor Relations

877-755-6722

investor.relations@everbank.com

###

EverBank Financial Corp

Quarterly Performance Summary

First Quarter 2012

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(Dollars in thousands, except per share data)

	March 31, 2012	December 31, 2011
Assets
Cash and due from banks	$29,142	$31,441
Interest-bearing deposits in banks	355,581	263,540

Total cash and cash equivalents	384,723	294,981
Investment securities:
Available for sale, at fair value	1,937,748	1,903,922
Held to maturity (fair value of $194,867 and $194,350 as of March 31, 2012 and December 31, 2011, respectively)	190,642	189,518
Other investments	99,915	98,392

Total investment securities	2,228,305	2,191,832
Loans held for sale (includes $672,651 and $777,280 carried at fair value as of March 31, 2012 and December 31, 2011, respectively)	2,530,966	2,725,286
Loans and leases held for investment:
Covered by loss share or indemnification agreements	788,129	841,146
Not covered by loss share or indemnification agreements	6,535,058	5,678,135

Loans and leases held for investment, net of unearned income	7,323,187	6,519,281
Allowance for loan and lease losses	(78,254)	(77,765)

Total loans and leases held for investment, net	7,244,933	6,441,516
Equipment under operating leases, net	67,899	56,399
Mortgage servicing rights (MSR), net	462,420	489,496
Deferred income taxes, net	143,218	151,634
Premises and equipment, net	45,744	43,738
Other assets	666,613	646,796

Total Assets	$13,774,821	$13,041,678

Liabilities
Deposits
Noninterest-bearing	$1,367,592	$1,234,615
Interest-bearing	9,185,368	9,031,148

Total deposits	10,552,960	10,265,763
Other borrowings	1,706,298	1,257,879
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	417,124	446,621

Total Liabilities	12,780,132	12,074,013

Commitments and Contingencies

Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized; 0 and 186,744 issued and outstanding at March 31, 2012 and December 31, 2011, respectively)	—	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A Preferred Stock; 136,544 issued and outstanding at March 31, 2012 and December 31, 2011)	1	1
Common Stock, $0.01 par value (150,000,000 shares authorized; 77,994,699 and 75,094,375 issued and outstanding at March 31, 2012 and December 31, 2011 respectively)	780	751
Additional paid-in capital	562,327	561,247
Retained earnings	520,777	513,413
Accumulated other comprehensive loss	(89,196)	(107,749)

Total Shareholders’ Equity	994,689	967,665

Total Liabilities and Shareholders’ Equity	$13,774,821	$13,041,678

EverBank Financial Corp and Subsidiaries

Condensed Consolidated Statements of Income (unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011

Interest Income
Interest and fees on loans and leases	$124,778	$122,993
Interest and dividends on investment securities	20,549	26,244
Other interest income	104	842

Total interest income	145,431	150,079

Interest Expense
Deposits	20,974	26,190
Other borrowings	8,834	10,196

Total interest expense	29,808	36,386
Net Interest Income	115,623	113,693

Provision for Loan and Lease Losses	11,355	18,030

Net Interest Income after Provision for Loan and Lease Losses	104,268	95,663

Noninterest Income
Loan servicing fee income	45,556	48,876
Amortization and impairment of mortgage servicing rights	(44,483)	(22,788)

Net loan servicing income	1,073	26,088

Gain on sale of loans	48,177	13,477
Loan production revenue	7,437	6,407
Deposit fee income	6,239	5,160
Other lease income	8,663	6,732
Other	1,604	7,988

Total noninterest income	73,193	65,852

Noninterest Expense
Salaries, commissions and other employee benefits expense	66,590	57,373
Equipment expense	15,948	10,760
Occupancy expense	5,349	4,540
General and administrative expense	70,934	72,566

Total noninterest expense	158,821	145,239

Income before Income Taxes	18,640	16,276

Provision for Income Taxes	6,794	6,860

Net Income	$11,846	$9,416

Less: Net Income Allocated to Participating Preferred Stock	(5,879)	(2,407)

Net Income Allocated to Common Shareholders	$5,967	$7,009

Net Earnings per Common Share, Basic	$0.08	$0.09

Net Earnings per Common Share, Diluted	$0.08	$0.09

Non-GAAP Financial Measures

This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Adjusted Tangible Shareholders’ Equity, Tangible Assets, and Adjusted Efficiency Ratios are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures allow for a better evaluation and transparency of the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.

In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

Adjusted Net Income Attributable to the Company from Continuing Operations

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2012	2011	2011	2011	2011

Net income attributable to the Company from continuing operations	$11,846	$13,760	$7,758	$21,795	$9,416
Gain on repurchase of trust preferred securities, net of tax	—	—	—	—	(2,910)
Transaction and non-recurring regulatory related expense, net of tax	3,884	4,331	4,751	2,136	5,613
Decrease in fair value of Tygris indemnification asset resulting from a decrease in estimated future credit losses, net of tax	—	—	—	—	5,382
Increase in Bank of Florida non-accretable discount, net of tax	2,135	2,208	298	—	501
Impact of change in ALLL methodology, net of tax	—	—	—	—	1,178
Early adoption of TDR guidance and policy change, net of tax	—	—	—	1,561	4,664
MSR impairment, net of tax	9,389	11,638	12,824	—	—
Tax expense related to revaluation of Tygris net unrealized built-in losses	—	—	—	—	691

Adjusted net income attributable to the Company from continuing operations	$27,254	$31,937	$25,631	$25,492	$24,535

Tangible Equity, Adjusted Tangible Equity and Tangible Assets

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2012	2011	2011	2011	2011

Shareholders’ equity	$994,689	$967,665	$973,708	$1,027,685	$1,020,584
Less:
Goodwill	10,238	10,238	10,238	10,238	10,238
Intangible assets	7,052	7,404	7,756	8,081	8,351

Tangible equity	$977,399	$950,023	$955,714	$1,009,366	$1,001,995
Less:
Accumulated other comprehensive loss	(89,196)	(107,749)	(87,303)	(24,728)	(8,407)

Adjusted tangible equity	$1,066,595	$1,057,772	$1,043,017	$1,034,094	$1,010,402

Total assets	$13,774,821	$13,041,678	$12,550,764	$12,520,174	$11,889,363
Less:
Goodwill	10,238	10,238	10,238	10,238	10,238
Intangible assets	7,052	7,404	7,756	8,081	8,351

Tangible assets	$13,757,531	$13,024,036	$12,532,770	$12,501,855	$11,870,774

Non-Performing Assets (1)

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2012	2011	2011	2011	2011

Non-accrual loans and leases:
Residential mortgages	$74,810	$81,594	$74,194	$65,130	$56,851
Commercial and commercial real estate	89,576	104,829	92,966	88,086	113,678
Lease financing receivables	1,861	2,385	1,745	1,986	3,224
Home equity lines	3,771	4,251	3,803	2,730	1,699
Consumer and credit card	571	419	471	641	729

Total non-accrual loans and leases	170,589	193,478	173,179	158,573	176,181
Accruing loans 90 days or more past due	5,119	6,673	4,808	4,584	5,288

Total non-performing loans (NPL)	175,708	200,151	177,987	163,157	181,469
Other real estate owned (OREO)	49,304	42,664	39,431	42,081	34,456

Total non-performing assets (NPA)	225,012	242,815	217,418	205,238	215,925
Troubled debt restructurings (TDR) less than 90 days past due	92,954	92,628	89,129	79,242	78,729

Total NPA and TDR (1)	$317,966	$335,443	$306,547	$284,480	$294,654

Total NPA and TDR	$317,966	$335,443	$306,547	$284,480	$294,654
Government-insured 90 days or more past due still accruing	1,530,665	1,570,787	883,478	762,461	529,247
Tygris and Bank of Florida loans and leases accounted for under ASC 310-30 or by analogy:
90 days or more past due	146,379	149,743	159,767	190,544	182,397
OREO	22,852	19,456	19,616	22,566	20,226

Total regulatory NPA and TDR	$2,017,862	$2,075,429	$1,369,408	$1,260,051	$1,026,524

Adjusted credit quality ratios excluding government-insured loans and loans and leases accounted for under ASC 310-30 or by analogy: (1)
NPL to total loans	1.80%	2.18%	2.23%	2.16%	2.57%
NPA to total assets	1.63	1.86	1.73	1.64	1.82
NPA and TDR to total assets	2.31	2.57	2.44	2.27	2.48

Credit quality ratios including government-insured loans and loans and leases accounted for under ASC 310-30 or by analogy:
NPL to total loans	18.95%	20.95%	15.28%	14.77%	12.65%
NPA to total assets	13.97	15.20	10.20	9.43	7.97
NPA and TDR to total assets	14.65	15.91	10.91	10.06	8.63

(1)	We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans, leases and foreclosed property acquired in the Tygris and Bank of Florida acquisitions accounted for under ASC 310-30 or by analogy because as of March 31, 2012, we expected to fully collect the carrying value of such loans, leases and foreclosed property.

Business Segments Selected Financial Information

	Banking and
	Wealth	Mortgage	Corporate
(dollars in thousands)	Management	Banking	Services	Eliminations	Consolidated

Three Months Ended March 31, 2012
Net interest income	$106,545	$10,496	$(1,418)	$—	$115,623
Provision for loan and lease losses	10,315	1,040	—	—	11,355

Net interest income after provision for loan and lease losses	96,230	9,456	(1,418)	—	104,268
Noninterest income	25,228	47,873	92	—	73,193
Noninterest expense:
Foreclosure and OREO expense	7,962	2,997	—	—	10,959
Other credit-related expenses	(183)	11,990	3	—	11,810
All other noninterest expense	51,846	56,864	27,342	—	136,052

Income (loss) before income tax	61,833	(14,522)	(28,671)	—	18,640

Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	3,444	—	—	—	3,444
MSR impairment	—	15,144	—	—	15,144
Transaction and non-recurring regulatory related expense	—	4,722	1,542	—	6,264

Adjusted income (loss) before income tax	65,277	5,344	(27,129)	—	43,492

Total assets as of March 31, 2012	12,494,752	1,438,744	92,381	(251,056)	13,774,821

Efficiency Ratios:
GAAP basis:
including foreclosure, OREO and other credit-related expenses	45.2%				84.1%
excluding foreclosure, OREO and other credit-related expenses	39.3%				72.1%
Adjusted basis:
including foreclosure, OREO and other credit-related expenses	45.2%				74.8%
excluding foreclosure, OREO and other credit-related expenses	39.3%				63.6%

Three Months Ended December 31, 2011
Net interest income	$104,117	$12,372	$(1,651)	$—	$114,838
Provision for loan and lease losses	9,014	1,398	—	—	10,412

Net interest income after provision for loan and lease losses	95,103	10,974	(1,651)	—	104,426
Noninterest income	29,309	31,637	15	—	60,961
Noninterest expense:
Foreclosure and OREO expense	6,470	4,839	—	—	11,309
Other credit-related expenses	2,629	5,956	—	—	8,585
All other noninterest expense	49,617	47,424	30,725	—	127,766

Income (loss) before income tax	65,696	(15,608)	(32,361)	—	17,727

Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	3,567	—	—	—	3,567
MSR impairment	—	18,771	—	—	18,771
Transaction and non-recurring regulatory related expense	—	3,802	3,180	—	6,982

Adjusted income (loss) before income tax	69,263	6,965	(29,181)	—	47,047

Total assets as of December 31, 2011	11,658,702	1,557,421	99,886	(274,331)	13,041,678

Efficiency Ratios:
GAAP basis:
including foreclosure, OREO and other credit-related expenses	44.0%				84.0%
excluding foreclosure, OREO and other credit-related expenses	37.2%				72.7%
Adjusted basis:
including foreclosure, OREO and other credit-related expenses	44.0%				72.3%
excluding foreclosure, OREO and other credit-related expenses	37.2%				62.1%

Three Months Ended March 31, 2011
Net interest income	$105,925	$9,422	$(1,654)	$—	$113,693
Provision for loan and lease losses	17,186	844	—	—	18,030

Net interest income after provision for loan and lease losses	88,739	8,578	(1,654)	—	95,663
Noninterest income	15,905	45,238	4,709	—	65,852
Noninterest expense:
Foreclosure and OREO expense	8,567	3,333	—	—	11,900
Other credit-related expenses	1,812	13,708	—	—	15,520
All other noninterest expense	49,400	37,128	31,291	—	117,819

Income (loss) before income tax	44,865	(353)	(28,236)	—	16,276

Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	807	—	—	—	807
Impact of change in ALLL methodology	1,900	—	—	—	1,900
Early adoption of TDR guidance and policy change	7,522	—	—	—	7,522
Gain on repurchase of trust preferred securities	—	—	(4,692)	—	(4,692)
Decrease in fair value of Tygris indemnification asset	8,680	—	—	—	8,680
Transaction and non-recurring regulatory related expense	—	205	8,848	—	9,053

Adjusted income (loss) before income tax	63,774	(148)	(24,080)	—	39,546

Total assets as of March 31, 2011	10,654,475	1,332,606	113,093	(210,811)	11,889,363

Efficiency Ratios:
GAAP basis:
including foreclosure, OREO and other credit-related expenses	49.1%				80.9%
excluding foreclosure, OREO and other credit-related expenses	40.5%				65.6%
Adjusted basis:
including foreclosure, OREO and other credit-related expenses	41.9%				72.9%
excluding foreclosure, OREO and other credit-related expenses	33.4%				57.2%